Exhibit 10(M)

EARNINGS ADJUSTMENT PLAN OF

CARPENTER TECHNOLOGY CORPORATION

Effective January 1, 1989

Restated December 9, 1993

INTRODUCTION

This Earnings Adjustment Plan has been authorized by the Board of Directors of Carpenter Technology Corporation to pay supplemental benefits to certain benefit recipients for the purpose of restoring benefits which such recipients would have been entitled to receive under the General Retirement Plan, but which are precluded by the provisions of section 401(a)(17) of the Code.

Article 1 - Definitions

1.1 "Benefits" shall mean the supplemental benefits payable pursuant to the Plan.

1.2 "Code" means the Internal Revenue Code of 1986, and the regulations thereunder, as amended.

1.3 "Company" shall mean Carpenter Technology Corporation.

1.4 "Earnings" shall mean "earnings" as determined under the General Retirement Plan disregarding any limitation imposed by section 401(a)(17) of the Code. The removal of this limitation is not intended to restore any deferred earnings otherwise excluded from the General Retirement Plan definition of earnings.

1.5 "Employee" shall mean "employee" as determined under the General Retirement Plan.

1.6 "General Retirement Plan" shall mean the Corporation's "General Retirement Plan for Employees of Carpenter Technology Corporation" as in effect on the last date of a Participant's employment with the Corporation as a participant under the General Retirement Plan.

1.7 "Participant" shall mean any person included in participation in the Plan as provided in Article 2.

1.8 "Pension Board" shall mean the Pension Board as defined in the General Retirement Plan.

1.9 "Plan" shall mean the Earnings Adjustment Plan of Carpenter Technology Corporation, as described herein.

Article 2 - Participation

2.1 Every person who, as of January 1, 1989, is a Participant in the General Retirement Plan shall become a Participant as of such date. Each other person shall become a Participant upon commencement of participation in the General Retirement Plan.

2.2 An Employee's participation in the Plan shall terminate upon termination of employment with the Company unless at that time the Participant is entitled to an immediate or deferred pension pursuant to the General Retirement Plan.

Article 3 - Amount and Payment of Benefits

3.1 Benefits shall be payable by the Company coincident with, and to the same Participant or Participants, as shall, in the opinion of the Pension Board, be entitled to receive pension, co-pension, Pre-Pension Spouse, and/or Surviving Spouse benefits under the General Retirement Plan. Any such Benefits shall be payable from the general assets of the Company. The Benefits under the Plan shall be payable in the same manner as the benefits payable to a Participant or Participants under the General Retirement Plan.

3.2 The Benefits payable to or on account of a Participant or Participants pursuant to this Plan shall, before any modification necessary to conform to the provisions of Section 3.1, be equal to the benefits which would have been paid under the General Retirement Plan but calculated using Earnings as defined in Section 1.4 herein to modify the definition of "earnings" contained in the General Retirement Plan, minus the benefits actually payable to the Participant or Participants under the General Retirement Plan. The calculation of both benefits described in this paragraph shall be modified by disregarding any reduction in the amount of benefits under the General Retirement Plan attributable to any provision therein incorporating limitations imposed by section 415 of the Code.

Article 4 - Administration and Claims

4.1 The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Pension Board. All expenses of administering the Plan shall be paid by the Company.

4.2 The claims procedures established under the General Retirement Plan shall be utilized herein.

Article 5 - General Provisions

5.1 The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any person and to treat him without regard to the effect which such treatment might have upon such person as a Participant in the Plan.

5.2 Subject to any applicable law, no Benefits under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such Benefits be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.3 The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

5.4 Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company and any person. Neither an Employee nor any other person shall acquire any interest greater than that of an unsecured creditor.

Article 6 - Amendment or Termination

6.1 The Board of Directors of the Company reserves the right to modify or to amend, in whole or in part, or to terminate, the Plan and any Benefits payable thereunder at any time.